Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN SIGNS CONTRACT FOR THIRD
QUANTUM-CLASS CRUISE SHIP

MIAMI – May 30, 2013 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) announced today that it has signed a contract with the Meyer Werft shipyard to construct a third Quantum-class cruise ship for delivery in mid-2016.  The price and terms of the new ship are similar to the price and terms of the first two Quantum-class ships and the contract is subject to financing conditions.

The company recently unveiled details of this new class of ship and was gratified by the public response to the design innovations.  It also said that the new design included an advantageous configuration which includes a greater proportion of higher priced staterooms and that it achieves some of the greatest energy efficiencies at sea.

“We are creating a compelling experience for vacationers with innovative design, winning service, and appealing destinations around the world,” said Richard D. Fain, chairman and chief executive officer of Royal Caribbean Cruises Ltd.  Brian J. Rice, vice chairman added, "This order follows our stated goals of moderate growth, driving improved returns and leading to an investment grade rating."

“We are encouraged by the very positive response we received from travel agents and consumers when we first announced some of the unprecedented offerings on Quantum Class last month,” said Adam Goldstein, president and chief executive officer of Royal Caribbean International. “The Quantum class will offer vacationers more unexpected activities in the most extraordinary spaces, and a third ship will offer even more opportunities for vacationers to experience Quantum cruising.”

The yet-unnamed Quantum-class vessel will join the Royal Caribbean International fleet, alongside Quantum of the Seas, which will make its maiden voyage in 2014, and Anthem of the Seas, scheduled to debut in 2015.

Quantum ships span 16 decks, encompass 167,800 gross registered tons, carry 4,180 guests at double occupancy and feature 2,090 staterooms.  Quantum cruising will dazzle guests with never-before onboard features, such as a skydiving experience, a thrilling adventure that transports guests more than 300 feet in the air on a breathtaking journey; cutting-edge transformative venues including the largest indoor sports and entertainment complex at sea with bumper cars, roller skating and more; and the cruise line’s largest and most advanced staterooms. These new, larger staterooms enable innovation in design, storage and comfort, including the industry’s first interior staterooms with Virtual Balconies, ensuring that every stateroom on Quantum of the Seas will have a view.  To see the reveal film that introduces at-sea “firsts” to debut on the Quantum Class, please go to http://tinyurl.com/pyhh6ff.

"We are excited to construct these tremendous ships to meet guests’ demand for an exceptional cruise experience,” said Bernard Meyer, managing partner Meyer Werft.  Meyer continued, “And we are honored by our long partnership with Royal Caribbean, a true innovator in modern ship design."

Including today's contract and existing ship orders, projected capital expenditures for 2013, 2014, 2015 and 2016 are $700 million, $1.2 billion, $1.2 billion and $2.1 billion, respectively.  Including Quantum III, the company's capacity growth rate from 2012 to 2017 will be approximately 4% per annum.

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Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with six under contract.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2013 and the costs and yields expected in 2013 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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